Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2018 FIRST QUARTER FINANCIAL RESULTS
Net Income Increased 40% over 4th quarter 2017 to nearly $2.0 million

Increase in Book Value Per Share to $7.86, Primarily Driven from Earnings Per Share of $0.33

Q1 2018 Net Earned Premium Increases 54% versus Q1 2017

Tampa, FL – May 14, 2018 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to customers in Louisiana, Texas and Florida through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its first quarter ended March 31, 2018.

First Quarter 2018 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

●	Gross premiums earned increased 38.7% to $18.7 million from $13.5 million.

●	Net premiums earned increased 54.4% to $12.6 million from $8.2 million.

●	In-force policy count at March 31, 2018 increased 43.3% to 51,900 from 36,200 at March 31, 2017, from active programs.

●	Net combined ratio was 83.8%, which included no catastrophe weather events; compared with 100.8% in the prior year quarter.

●	Net income was approximately $2.0 million, or $0.32 per diluted share, compared to $0.2 million, or $0.04 per diluted share.

●	Issued 700,000 shares of 8% Cumulative Preferred Stock raising $17.5 million of equity with offering costs of $0.17 per common share.

●	Book value per share of $7.86 at March 31, 2018 versus $7.82 at December 31, 2017 and $7.83 a year ago.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “During the first quarter 2018, we continued our momentum from the fourth quarter by increasing our policy counts and premiums earned resulting in record first quarter net income. Although we did experience modest weather claims in the quarter, our portfolio continues to benefit from more diversification and their impact on our earnings was not as significant as in prior years. Shareholders will recall that the first quarter of 2016 and 2017 were particularly eventful. Our net loss ratio improved due to lower frequency and severity of weather and non-weather current quarter claims along with a slight increase in prior year’s redundancy. This first quarter of 2018 marked a record for us, as it generated the highest earnings per diluted share in the history of the Company. We ended the period with approximately 51,900 policies in force, or an increase of 4.5% from December 31, 2017. Our recent expansion into Texas led our policy growth, as our independent agency network in the state, which now numbers over 760, continues to recognize the value we bring to the marketplace. Our book value per share stands at $7.86 which grew in the quarter due to earnings per share of $0.33 offset by Series A Preferred Share issuance costs of $(0.17) and unrealized losses on investments of $(0.11) per share. As we’ve consistently indicated, we manage our business for long term value creation and it is best measured in that context. We will no longer be holding quarterly conference calls and plan to provide investor updates on an annual basis.”

1347 Property Insurance Holdings, Inc. May 14, 2018	Page 2

Operating Review

	(Unaudited)
($ in thousands, except ratios and per share amounts)	Three Months Ended
	March 31,
	2018	2017	Change
Gross premiums written	$16,621	$12,834	29.5%
Ceded premiums written	$6,085	$5,876	3.6%
Gross premiums earned	$18,746	$13,518	38.7%
Ceded premiums earned	$6,131	$5,346	14.7%
Net premiums earned	$12,615	$8,172	54.4%

Total revenues	$13,540	$8,717	55.3%

Gross losses and loss adjustment expenses	$5,213	$5,585	(6.7)%
Ceded losses and loss adjustment expenses	$954	$1,954	(51.2)%
Net losses and loss adjustment expenses	$4,259	$3,631	17.3%

Amortization of deferred policy acquisition costs	$3,295	$2,522	30.7%
General and administrative expenses	$3,021	$2,091	44.5%

Total expenses	$11,220	$8,336	34.6%

Income before income taxes	$2,320	$381	508.9%
Net income	$1,951	$246	693.1%

Weighted average diluted shares outstanding	6,093,096	5,956,766	2.3%

Ratios to Gross Premiums Earned:(1)
Ceded ratio	27.6%	25.1%	2.5 pts
Gross loss ratio	27.8%	41.3%	(13.5) pts
DPAC ratio	17.6%	18.6%	(1.0) pts
G&A ratio	16.1%	15.5%	0.6 pts
Combined gross ratio	89.1%	100.5%	(11.4) pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	33.7%	44.4%	(10.7) pts
Net expense ratio	50.1%	56.4%	(6.4) pts
Net combined ratio	83.8%	100.8%	(17.1) pts

(1)	See “Definitions of Non-U.S. GAAP Financial Measures” Section.

Quarterly Financial Review

Premiums

Gross premiums written increased 29.5% to $16.6 million for the quarter ended March 31, 2018 compared with $12.8 million for the quarter ended March 31, 2017. Gross premiums earned increased 38.7% to $18.7 million for the quarter ended March 31, 2018 compared with $13.5 million for the quarter ended March 31, 2017. The increase for the three-month period was largely due to organic growth in voluntary production from the Company’s independent agents in Texas as well as the assumption of premium through our depopulation from Louisiana Citizens Property Corporation (“LACPIC”) which occurred on December 1, 2017 and Florida Citizens Property Insurance Corporation (“FLCPIC”) which occurred on December 19, 2017. As of March 31, 2018, approximately 71% of the Company’s 51,900 policies in force were from voluntary policies obtained from the Company’s independent agent network, with the remainder obtained from take-out policies.

Net premiums earned increased 54.4% to $12.6 million for the quarter ended March 31, 2018, compared with $8.2 million for the quarter ended March 31, 2017, largely due to the increase in gross premiums earned as previously discussed.

1347 Property Insurance Holdings, Inc. May 14, 2018	Page 3

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended March 31, 2018 was 27.8% compared to 41.3% for the quarter ended March 31, 2017. The net loss ratio for the quarter ended March 31, 2018 was 33.7% compared to 44.4% for the quarter ended March 31, 2017. Both gross and net loss ratios decreased primarily due to reductions in weather and non-weather losses. Combining catastrophe and non-catastrophe weather losses resulted in a net loss ratio of 20.0% for the first quarter 2018 compared to 26.2% for the first quarter 2017, a 620 basis point improvement. Our non-weather net loss ratio also improved by 400 basis points. Furthermore, due to the accumulation of losses incurred during our reinsurance year beginning June 1, 2017, we met the retention under our aggregate treaty during the first quarter 2018.

The following table reflects the four major components of our net loss ratio for the quarters ended March 31, 2018 and 2017 that we use to analyze the Company’s loss experience.

($ in thousands)	(Unaudited) Three months ended March 31,
	2018		2017
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Catastrophe losses(1)	$–	–%	$1,697	20.7%
Weather-related non-catastrophe losses	2,527	20.0%	451	5.5%
Non-weather related losses	2,298	18.2%	1,812	22.2%
Total current accident year losses	4,825	38.2%	3,960	48.4%
Prior period redundancy(2)	(566)	(4.5)%	(329)	(4.0)%
Total net losses and LAE incurred	$4,259	33.7%	$3,631	44.4%

(1)	Property Claims Services (PCS) defines a catastrophic event as an event where the insurance industry is estimated to incur over $25,000 of insured property damage that also impacts a significant number of insureds. For purposes of the above table, we have defined a Catastrophe as a PCS event where our estimated gross incurred loss exceeds $1,500.

(2)	Prior Period Development is the amount of ultimate actual loss settlement value which is more than the estimated reserves recorded for a particular liability or loss, while redundancy represents the ultimate actual loss settlement value which is less than the estimated and determined reserves recorded for a particular liability or loss.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the first quarter of 2018 was $3.3 million, a $0.8 million increase over $2.5 million in the first quarter of 2017. As a percentage of gross premiums earned, this expense decreased to 17.6% for the first quarter of 2018, compared to 18.6% for the first quarter of 2017. This decrease was mainly driven by the assumption of premiums from FL CPIC during in December 2017, which had no agent commissions associated with this business.

General and Administrative Expenses

General and administrative expenses for the first quarter of 2018 were $3.0 million, a 44.5% increase from $2.1 million in the first quarter of 2017. General and administrative expenses as a percentage of gross premiums earned increased to 16.1% for the first quarter of 2018 compared to 15.5% for the prior year period, primarily due to an increase in employee costs as a result of an increase in staffing, and an increase in underwriting/survey reports and processing costs associated with our policy growth.

Net Income

In the first quarter of 2018, the Company reported net income of $2.0 million, compared to a net income of $0.2 million in the prior year period. The Company reported net income of $0.32 per diluted share during the first quarter of 2018, based on approximately 6.1 million weighted average shares outstanding, compared to a net income of $0.04 per diluted share during the prior year period, based on approximately 6.0 million weighted average shares outstanding.

1347 Property Insurance Holdings, Inc. May 14, 2018	Page 4

Balance Sheet / Investment Portfolio Highlights

At March 31, 2018, the Company held cash, cash equivalents and investments with a carrying value of $101.6 million. As of March 31, 2018, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments, comprised 95% of the investment portfolio.

Preferred Shares

During the quarter, the Company repurchased all outstanding shares of Series B Preferred Stock which were previously issued as a result of the termination of the Management Services Agreement with Kingsway Financial Services, Inc. Additionally, the Company completed the underwritten public offering for preferred shares designated as 8.00% Cumulative Preferred Stock, Series A, par value $25.00 per share (the “Series A Preferred Stock”), resulting in approximately $16.5 million in net proceeds received by the Company. Dividends on the Series A Preferred Stock are cumulative from the date of original issue and will be payable quarterly. Proceeds received from the offering were used to fund a portion of the repurchase of the Series B Preferred Stock, with the remainder of the proceeds to be used to support organic growth and for future potential acquisition opportunities.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Deferred policy acquisition costs plus general and administrative expenses	Net premium earned

The gross combined ratio is calculated as the sum of the ceded ratio, gross loss ratio, DPAC ratio, and G&A ratio. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

1347 Property Insurance Holdings, Inc. May 14, 2018	Page 5

D. Kyle Cerminara Appointed Chairman of the Board

At the most recent board meeting, Larry G. Swets, Jr. indicated his desire to retire from the Chairman role as his time commitment as Chairman of Insurance Income Strategies, Ltd. increases. D. Kyle Cerminara was appointed Chairman at the same meeting. Mr. Swets commented “It’s been a pleasure to play a small role with the PIH/Maison team as they took the company from a startup over 5 years ago to the well-funded and profitable insurer. The last two quarters of profitability are showing the results of all the hard work the team has put in over the years.” Mr. Swets continues to serve on the Board of Directors.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company (“Maison”). Maison was recently licensed in the State of Florida and began covering risks in the state via the assumption of policies from Florida Citizens Property Insurance Corporation on December 19, 2017. The Company’s insurance offerings for customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements in this press release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: our limited operating history as a publicly traded company; our ability to obtain market share; our ability to access capital; changes in economic, business and industry conditions; legal, regulatory and tax developments; our ability to comply with regulations imposed by the states of Louisiana, Texas and Florida and the other states where we may do business in the future; Maison’s ability to meet minimum capital and surplus requirements; our ability to participate in take-out programs; our ability to expand our business to other states; the level of demand for our coverage and the incidence of catastrophic events related to our coverage; our ability to compete with other insurance companies; inadequate loss and loss adjustment expense reserves; effects of emerging claim and coverage issues; the failure of third party adjusters to properly evaluate claims or the failure of our claims handling administrator to pay claims fairly; investment losses; climate change and increasing occurrences of weather-related events; increased litigation in the insurance industry; non-availability of reinsurance; our ability to recover amounts due from reinsurers; the accuracy of models used to predict future losses; failure of risk mitigation strategies and/or loss limitation methods; Maison’s failure to maintain certain rating levels; our ability to establish and maintain an effective system of internal controls; the impact of our status as an “emerging growth company”; conflicts of interest between us and KFSI and its affiliates or between us and FGI and its affiliates; different interests of controlling stockholders; failure of our information technology systems, data breaches and cyber-attacks; the ability of our third-party policy administrator to properly handle our policy administration process; the requirements of being a public company; the success of our acquisition strategy; our ability to develop and implement new technologies; our ability to accurately price the risks that we underwrite; the amount of operating resources necessary to develop future new insurance policies; assumptions related to the rate at which our existing policies will renew; our status as an insurance holding company; the ability of our subsidiaries to pay dividends to us; our ability to attract and retain qualified personnel, including independent agents; the impact of tax reform; and restrictions imposed on our net operating loss carryforwards.

1347 Property Insurance Holdings, Inc. May 14, 2018	Page 6

Our expectations may not be realized. If one of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and do not necessarily reflect our outlook at any other point time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the fiscal first quarter ended March 31, 2018 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:

1347 Property Insurance Holdings, Inc.
Douglas N. Raucy
Chief Executive Officer
(813) 579-6210 / draucy@maisonins.com

1347 Property Insurance Holdings, Inc. May 14, 2018	Page 7

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

(in thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,
	2018	2017
Revenue:
Net premiums earned	$12,615	$8,172
Net investment income	378	168
Other income	547	377
Total revenue	13,540	8,717

Expenses:
Net losses and loss adjustment expenses	4,259	3,631
Amortization of deferred policy acquisition costs	3,295	2,522
General and administrative expenses	3,021	2,091
Accretion of discount on Series B Preferred Shares	33	92
Loss on repurchase of Series B Preferred Shares and Performance Shares	612	–
Total expenses	11,220	8,336

Income before income tax expense	2,320	381
Income tax expense	369	135
Net income	$1,951	$246

Net earnings per common share:
Basic	$0.33	$0.04
Diluted	$0.32	$0.04
Weighted average common shares outstanding:
Basic	5,984,766	5,956,766
Diluted	6,093,096	5,956,766

Consolidated Statements of Comprehensive Income

Net income	$1,951	$246
Unrealized gains (losses) on investments available for sale, net of income taxes	(684)	55
Comprehensive income	$1,267	$301

1347 Property Insurance Holdings, Inc. May 14, 2018	Page 8

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2018 (unaudited)	December 31, 2017
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $63,296 and $51,503, respectively)	$62,102	$51,122
Equity investments, at fair value (cost of $2,214 and $2,582, respectively)	2,287	2,707
Short-term investments, at cost	161	417
Other investments, at cost	1,027	945
Total investments	65,577	55,191
Cash and cash equivalents	35,987	23,575
Deferred policy acquisition costs, net	6,766	6,785
Premiums receivable, net of allowance for credit losses of $42 and $33, respectively	2,080	10,831
Ceded unearned premiums	3,609	3,655
Reinsurance recoverable on paid losses	4,433	1,952
Reinsurance recoverable on loss and loss adjustment expense reserves	6,136	8,971
Funds deposited with reinsured companies	1,171	2,250
Current income taxes recoverable	–	64
Deferred tax asset, net	397	70
Property and equipment, net	432	205
Other assets	908	888
Total assets	$127,496	$114,437

LIABILITIES
Loss and loss adjustment expense reserves	$11,454	$13,488
Unearned premium reserves	37,397	39,523
Ceded reinsurance premiums payable	5,982	5,532
Agency commissions payable	1,014	695
Premiums collected in advance	2,746	1,078
Funds held under reinsurance treaties	206	206
Current income taxes payable	449	–
Accounts payable and other accrued expenses	3,696	4,273
Series B Preferred Shares, $25.00 par value, zero and 120,000 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	–	2,840
Total liabilities	$62,944	$67,635

Commitments and contingencies (Note 16)

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 700,000 and zero shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	$17,500	$–
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,136,125 shares issued as of both periods; 5,984,766 shares outstanding as of both periods	6	6
Additional paid-in capital	46,047	47,064
Retained earnings	2,894	910
Accumulated other comprehensive loss, net of tax	(886)	(169)
	65,561	47,811
Less: treasury stock at cost; 151,359 shares for both periods	(1,009)	(1,009)
Total shareholders’ equity	64,552	46,802
Total liabilities and shareholders’ equity	$127,496	$114,437